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                                                                      EXHIBIT 11

                             JOHNSON CONTROLS, INC.
                    COMPUTATION OF PRIMARY AND FULLY DILUTED
                               EARNINGS PER SHARE
                      (in millions, except per share data)

                                                    Year Ended September 30,
                                             --------------------------------------
                                               1995           1994            1993
                                               ------         ------          -----
PRIMARY EARNINGS PER SHARE

Net Income                                     $195.8         $165.2          $15.9

    Preferred dividends, net of tax
      benefit                                    (9.4)          (9.3)          (9.1)
                                               ------         ------          -----
Earnings available for common
    shareholders                               $186.4         $155.9           $6.8
                                               ------         ------          -----
Average common shares outstanding

    Common stock                                 40.9           40.6           40.4

    Common stock equivalents -
      Assumed exercise of stock options           0.3            0.4            0.4
                                               ------         ------          -----
                                                 41.2           41.0           40.8
                                               ------         ------          -----
Primary earnings per share                      $4.53          $3.80          $0.17
                                               ======         ======          =====
FULLY DILUTED EARNINGS PER SHARE

Net Income                                     $195.8         $165.2          $15.9

    After tax compensation expense
      which would arise from the assumed
      conversion of the Series D
      Convertible Preferred Stock                (5.8)          (5.9)          (6.0)
                                               ------         ------          -----
Fully diluted earnings                          190.0          159.3            9.9
                                               ------         ------          -----
Average common shares outstanding

    Common stock                                 40.9           40.6           40.4

    Conversion of Series D Convertible
      Preferred Stock                             3.1            3.3            3.3

    Common stock equivalents -
      Assumed exercise of stock option            0.5            0.4            0.6
                                               ------         ------          -----
                                                 44.5           44.3           44.3
                                               ------         ------          -----
Fully diluted earnings per share                $4.27          $3.60          $0.17 (1)
                                               ======         ======          =====

(1)  Calculation is anti-dilutive.


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